Filed Pursuant to Rule 424(b)(2)
                                                    Registration No. 333-60474

Pricing Supplement No. 4 dated February 6, 2003
(to Prospectus Supplement dated December 23, 2002
and Prospectus dated June 14, 2001)

LEHMAN BROTHERS HOLDINGS INC.
Lehman Notes, Series A
Due Nine Months or More from the Date of Issue

Trade Date:             February 6, 2003

Issue Date:             February 11, 2003



CUSIP       Aggregate       Price to    Gross       Named       Dealers'
Number      Principal       Public      Agents'     Agents'     Selling
            Amount                      Concession  Concession  Concession

52519FAJ0   $4,272,000.00   100.00%     1.80%       1.60%       1.20%
52519FAK7   $2,248,000.00   100.00%     2.05%       1.85%       1.45%
52519FAL5   $5,934,000.00   100.00%     2.20%       2.00%       1.60%


CUSIP       Net Proceeds    Interest Rate
Number      to Issuer       per Annum

52519FAJ0   $4,195,104.00   5.00%
52519FAK7   $2,201,916.00   5.25%
52519FAL5   $5,803,452.00   5.55%



CUSIP       Interest Payment        First Interest       Maturity
Number      Dates                   Payment Date         Date

52519FAJ0   Monthly on the 15th,    March 15, 2003       February 11, 2013
            and on the Maturity
            Date
52519FAK7   Monthly on the 15th,    March 15, 2003       February 11, 2015
            and on the Maturity
            Date
52519FAL5   Monthly on the 15th,    March 15, 2003       February 11, 2018
            and on the Maturity
            Date


CUSIP       Survivor's     Right of Issuer to Redeem Notes or of
Number      Option         Holder to Require Repayment of Notes
            (Yes/No)

52519FAJ0   Yes            The Note may be redeemed prior to the Maturity Date
                           at the option of Lehman Brothers Holdings, in whole or in part, at a price equal to 100% of the principal amount being redeemed, monthly on the 15th, commencing February 15, 2006. Notice of redemption will be given not more than 60 nor less than 30 days prior to the redemption date.

                           The holder of the Note may not elect repayment of the Note by Lehman Brothers Holdings prior to the Maturity Date except pursuant to the Survivors' Option, if applicable.

52519FAK7   Yes            The Note may be redeemed prior to the Maturity Date
                           at the option of Lehman Brothers Holdings, in whole or in part, at a price equal to 100% of the principal amount being redeemed, monthly on the 15th, commencing February 15, 2007. Notice of redemption will be given not more than 60 nor less than 30 days prior to the redemption date.

                           The holder of the Note may not elect repayment of the Note by Lehman Brothers Holdings prior to the Maturity Date except pursuant to the Survivors' Option, if applicable.

52519FAL5   Yes            The Note may be redeemed prior to the Maturity Date
                           at the option of Lehman Brothers Holdings, in whole or in part, at a price equal to 100% of the principal amount being redeemed, monthly on the 15th, commencing February 15, 2008. Notice of redemption will be given not more than 60 nor less than 30 days prior to the redemption date.

                           The holder of the Note may not elect repayment of the Note by Lehman Brothers Holdings prior to the Maturity Date except pursuant to the Survivors' Option, if applicable.



Other Terms:            None


Capitalized terms used herein without definition have the meanings ascribed to them in the Prospectus Supplement and Prospectus.